Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

TELEDYNE TECHNOLOGIES INCORPORATED

LUNA MERGER SUB, INC.

and

LECROY CORPORATION

May 28, 2012

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 28, 2012, is by and among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), LUNA MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and LECROY CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the Board of Directors of the Company have each adopted this Agreement and have approved and determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which the shares of common stock, $0.01 par value, of the Company (the “Shares” or the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than shares described in Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3(b)), will be converted into the right to receive $14.30 per Share in cash (the “Merger Consideration”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, and covenants, and to enter into certain agreements, in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into certain Stockholders’ Agreements, dated the date hereof, the form of which is attached as Exhibit A hereto (collectively, the “Stockholders’ Agreement”), with certain stockholders of the Company named therein (the “Stockholders”), pursuant to which each Stockholder party thereto has, among other things, agreed to vote all Shares beneficially owned by such Stockholder in favor of the Merger and this Agreement and against any Takeover Proposal (as defined in Section 5.2(f)), in each case subject to and on the conditions set forth therein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Key Employees are entering into executive retention agreements (the “Retention Agreements”) with the Company, which will be effective as of the Effective Time;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which:

(a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease;

(b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) under the name “Teledyne LeCroy, Inc.” and shall continue to be governed by the laws of the State of Delaware; and

(c) the separate corporate existence of the Company, with all its rights, privileges, immunities, powers, and franchises, shall continue unaffected by the Merger.

From and after the Effective Time, (x) the certificate of incorporation of the Company, as amended (the “Company Charter”), as in effect immediately prior to the Effective Time or as they may be amended by the Certificate of Merger (as defined in Section 1.2), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and the Company Charter and (y) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the certificate of incorporation of the Surviving Corporation, and by the by-laws of the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.2 Effective Time. Parent, Merger Sub, and the Company shall cause an appropriate certificate of merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State pursuant to Section 251 of the DGCL or such later time as shall be agreed upon by the parties hereto and set forth in the Certificate of Merger in accordance with the DGCL (such time of effectiveness, the “Effective Time”).

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York local time, on a date to be specified by the parties hereto which shall be as soon as practicable, but in no event later than the fourth Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VI hereof (the “Closing Date”), at or directed from the offices of McGuireWoods LLP, 1345 Avenue of the Americas, 7th Floor, New York, New York 10105-0106, unless another date or place is agreed to in writing by the parties hereto; provided that, the parties may participate in the Closing remotely by electronic delivery of documents and/or funds. “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions are required or authorized by law to be closed in the State of California or the State of New York.

Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub and those individuals designated by Parent on or prior to the Closing Date shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 1.5 Stockholders’ Meeting; Proxy Statement.

(a) Subject to the Company’s rights under Section 7.1(c)(ii), the Company, acting through its Board of Directors, shall, in accordance with applicable law:

(i) duly call, give notice of, convene, and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the “Special Meeting”) as soon as practicable following the date hereof;

(ii) use best efforts to prepare and file with the United States Securities and Exchange Commission (the “SEC”), within fourteen (14) Business Days after the date hereof, a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to such preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the “Proxy Statement”) to be disseminated to its stockholders, as and to the extent required by applicable federal securities laws and (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders as soon as practicable (including by retaining an outside proxy solicitation firm at the Company’s own cost and expense); and

(iii) include in the Proxy Statement the unanimous recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement, unless such recommendation has been withdrawn, or unless such recommendation has been modified or amended, in each case in accordance with Section 5.2.

(b) Parent shall provide the Company with the information concerning Parent and Merger Sub reasonably required to be included in the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the preliminary proxy statement and the definitive Proxy Statement (or any amendments or supplements thereto) prior to filing any such document with the SEC. The Company shall give reasonable and good faith consideration to any and all comments made by Parent and its counsel. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the reasonable opportunity to review and comment on such comments. The Company will respond promptly to any such comments from the SEC or its staff, and will give reasonable and good faith consideration to any and all comments made by Parent. Parent shall vote, or cause to be voted, all of the Shares (if any) entitled to vote thereon then owned by it, Merger Sub, or any of its other Subsidiaries (as defined in Section 3.1(b)) or Affiliates (as defined in Section 8.10) in favor of the approval of the Merger and the approval of this Agreement.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable federal securities laws.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Common Stock or of the shares of common stock, $0.01 par value, of Merger Sub (the “Merger Sub Common Stock”):

(a) Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock, $0.01 par value, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding share of Company Common Stock, other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares (if any), shall be converted into the right to receive the Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted (at Parent’s option) to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”), reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) and to which holders of Company Stock Rights (as defined in Section 2.4) shall become entitled pursuant to Section 2.4. When and as needed, Parent shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with Section 2.1, and for the benefit of holders of Company Stock Rights in accordance with Section 2.4, for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, but in no event more than ten (10) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration:

(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify); and

(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.

Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed by the holder of such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to Section 2.2(d) and Section 2.2(e)) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to an individual, corporation, limited liability company, or other entity (a “Person”) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate held by a holder whose Shares were converted pursuant to Section 2.1(c)) into the right to receive the Merger Consideration shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation, as the case may be, may direct as indemnity against any action that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this ARTICLE II.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration in the proper amount of cash as provided in this ARTICLE II.

(d) Return of Funds; No Liability. At any time following 270 calendar days after the Effective Time, each of Parent and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates or holders of Company Stock Rights described in Section 2.4, and thereafter such holders of Certificates or Company Stock Rights shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such holder holds, or the Stock Right Termination Consideration (as defined in Section 2.4(a)) with respect to payments to holders of Company Stock Rights to be made under Section 2.4, all as determined pursuant to this Agreement (and, in the case of the Stock Right Termination Consideration, pursuant to the terms of the applicable Company Stock-Based Plan (as defined in Section 2.4(a))), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, or the Paying Agent shall be liable to any holder of a Certificate for the Merger Consideration or to any holder of a Company Stock Right for the Stock Right Termination Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

(e) Withholding Taxes. Parent, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or to a holder of a Company Stock Right or Company Restricted Shares pursuant to Section 2.4, such amounts as Parent, the Surviving Corporation, or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.16) or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation, or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or the Company Stock Rights or the Company Restricted Shares, as applicable, in respect of which the deduction and withholding was made.

Section 2.3 Appraisal Rights.

(a) In accordance with Section 262 of the DGCL (the “DGCL Appraisal Rights Provisions”), appraisal rights may be available to holders of shares of Company Common Stock in connection with the Merger.

(b) Notwithstanding anything to the contrary herein, any shares of Company Common Stock held of record by Persons who, prior to the Special Meeting, have objected to the Merger and complied with all applicable provisions of the DGCL Appraisal Rights Provisions necessary to perfect and maintain their appraisal rights thereunder (any such shares of Company Common Stock, “Dissenting Shares”) shall not be converted as of the Effective Time into a right to receive the Merger Consideration, but instead shall entitle the holder of such shares of Company Common Stock to such rights as may be available under the DGCL Appraisal Rights Provisions; provided, however, that if after the Effective Time such holder fails to perfect or withdraws or otherwise loses its rights under the DGCL Appraisal Rights Provisions, the shares of Company Common Stock owned by such holder immediately prior to the Effective Time shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

(c) Prior to the Effective Time, the Company shall give Parent prompt notice of its receipt of each notification from a stockholder of the Company stating such stockholder’s intent to demand payment for his or her shares if the Merger is effectuated, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, any such demands. After the Effective Time, Parent shall pay, or shall cause the Surviving Corporation to pay, any amounts that may become payable in respect of Dissenting Shares under the DGCL Appraisal Rights Provisions.

Section 2.4 Company Equity Awards.

(a) Vesting, Cash-Out and Cancellation of Company Stock Rights. As of the Effective Time, each unexercised and unexpired option, stock appreciation right or other similar equity award with option-like features that is settled in, or relates to Company Common Stock (other than Company Restricted Shares as defined in Section 2.4(b)) held under any stock or stock-based plan of the Company or its Subsidiaries or Affiliates, including without limitation the Company’s Amended and Restated 1995 Employee Stock Purchase Plan, Amended and Restated 1993 Stock Incentive Plan, 1995 Non-Employee Director Stock Option Plan, 1998 Non-Employee Director Stock Option Plan, 2003 Stock Incentive Plan, 2004 Employment Inducement Stock Plan, Stock Appreciation Rights Plan, Amended and Restated 2007 Stock Appreciation Right Plan, or 2008 Stock Incentive Plan, or the (CATC) Special 2000 Stock Option Plan, the (CATC) 2000 Stock Incentive Plan, or the (CATC) 1994 Stock Option Plan, or the Catalyst Enterprises, Inc. 2005 Stock Option Plan, each as amended, and the award agreements thereunder (collectively, the “Company Stock-Based Plans”), or under any separate agreement (each, a “Company Stock Right”), shall fully and immediately vest in accordance with the terms of the applicable Company Stock-Based Plan, by virtue of the Merger and without the need of any action on the part of any holder thereof. As of the Effective Time, each Company Stock Right, whether or not vested, shall be converted into and shall entitle the holder thereof to a right to receive an amount in cash equal to the product of (i) excess, if any, of (x) the Merger Consideration over (y) the exercise price, strike price or (in the case of stock appreciation rights) base price, as the case may be, of the Company Stock Right, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Right, subject to Section 2.2(d) and (e) and Section 2.4(c) hereof (the “Stock Right Termination Consideration”). In the event the per share exercise price or the strike price or base price of a Company Stock Right, as adjusted, is equal to or greater than the Merger Consideration, such Company Stock Right shall be canceled as of the Effective Time without the payment of any consideration therefor and shall have no further force or effect. All payments made with respect to such Company Stock Rights shall be made by the Paying Agent (or such other agent reasonably acceptable to the Company as the Parent shall designate prior to the Effective Time) as promptly after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 2.4(f). The Company Stock-Based Plans shall terminate as of the Effective Time. Following the Effective Time the holders of Company Stock Rights shall have no further rights with respect thereto other than to receive the Stock Right Termination Consideration, if any, as provided herein.

(b) Company Restricted Shares. Each outstanding share of restricted stock awarded under the Company Stock-Based Plans or under any separate agreement (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest and become free of restrictions as of the Effective Time and be converted into the right to receive an amount in cash equal to the Merger Consideration, subject to the applicable provisions of Section 2.2. All payments with respect to such Company Restricted Shares shall be made by the Paying Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time in accordance with Section 2.2.

(c) Employee Stock Purchase Plans. As of the Effective Time, the Company’s 1995 Employee Stock Purchase Plan, Amended and Restated 1995 Employee Stock Purchase Plan, and any similar employee stock purchase plan (the “Employee Stock Purchase Plans”) and any then effective “offering period” (as defined in the applicable Employee Stock Purchase Plan) shall terminate, and any employee payroll withholding amounts credited to participants’ accounts thereunder as of such time shall be refunded to the participants in accordance with the terms of such plans by the Surviving Corporation on or as soon as administratively practicable after the Closing Date. For all purposes of this Agreement and any applicable Employee Stock Purchase Plan, the Effective Time shall be treated as the last day of any then effective offering period under any applicable

Employee Stock Purchase Plan and the number of shares of the Company’s Stock subject to outstanding Company Stock Rights granted and outstanding pursuant to any Employee Stock Purchase Plan shall be the number of shares which could be purchased the amounts with the accumulated employee payroll withholding amounts credited to the participants’ accounts as of the Effective Time.

(d) Company Actions. Prior to the Effective Time, the Company will adopt such resolutions and will use commercially reasonable efforts (but shall not be required to incur `any additional expenses other than reasonable legal and accounting fees) to effectuate the actions contemplated by this Section 2.4, including without limitation to effectuate the vesting of the Company Stock Rights and Company Restricted Shares and the termination of the Company Stock-Based Plans, in each case of the Effective Time, without paying any material consideration or incurring any material debts or obligations on behalf of the Company or the Surviving Corporation.

(e) Exchange Procedures. Subject to the applicable terms of the Company Stock-Based Plans, as promptly as practicable after the Effective Time, but in no event more than ten (10) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Company Stock Right:

(i) a letter of transmittal, which (A) shall specify that such Company Stock Right has been terminated, effective as of the Effective Time, in consideration of the Surviving Corporation’s obligation to make the cash payments described in this Section 2.4, (B) shall contain representations and warranties by the applicable holder that he or she is the sole record and beneficial owner of all right, title, and interest in and to such Company Stock Right (and has no right, title or interest to any other Company Stock Rights), and (C) shall contain a release of all claims against the Company, the Surviving Corporation, Parent and their respective Subsidiaries and Affiliates with respect to all such Company Stock Rights); and

(ii) instructions for claiming the Stock Right Termination Consideration.

Upon delivery of such letter of transmittal, duly executed by the holder of such Company Stock Right, the holder of such Company Stock Right shall be entitled to receive in exchange therefor the Stock Right Termination Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company (a “Company Material Adverse Effect”). The copies of the Company Charter attached in Section 3.1(a) of the Company’s disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) and the by-laws of the Company (the “Company By-laws”) as most recently filed with the Company’s SEC Documents (as defined in Section 3.5(a)), are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Section 3.1(a) of the Company Disclosure Schedule lists the full legal name, jurisdiction of incorporation or organization, and tax identification number of each Subsidiary, and each jurisdiction in which the Company or any Subsidiary is qualified to do business.

As used in this Agreement, the term “Material Adverse Effect” means any state of facts, change, development, effect, event, occurrence, or condition that, directly or indirectly, is materially adverse to, or would reasonably be expected to have a materially adverse effect on, (i) the business, results of operations, properties, assets, liabilities, or financial condition of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as applicable, or (ii) a party’s or parties’ ability to consummate the transactions contemplated hereby within the timeframes contemplated by this Agreement; in each case, when used with reference to the Company and/or its Subsidiaries, other than any state of facts, change, development, event, occurrence, or condition relating to or arising in connection with (i) changes, developments, or events affecting the tests and measurements equipment industry in general, to the extent that they do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the tests and measurements equipment industry, (ii) the economy in general, or financial or capital markets in general, in the United States and/or elsewhere in the world, to the extent that they do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the tests and measurements equipment industry, (iii) changes (after the date of this Agreement) in laws or in GAAP or in accounting standards (including the impact thereof on financial statements as at or for a period ending on a date prior to or after the date of this Agreement), (iv) the announcement or pendency of this Agreement or the transactions hereby contemplated or the anticipated consummation of such transactions, or the taking of any actions or omission to take any action, which action or omission is required pursuant to this Agreement or undertaken pursuant to the written request of the Parent or Merger Sub, (v) any change in global, national, or regional political conditions or any act of war, sabotage, or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement to the extent that they do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the tests and measurements equipment industry, (vi) earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the tests and measurements equipment industry, or (vii) any changes in the market prices or trading volumes of the Shares or any failure to meet publicly announced or internal financial projections (it being understood that, subject to and without limiting the applicability of the provisions contained in clauses (i) through (vii) above, the cause or causes of any such decline, change, or failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred). References in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Material Adverse Effect” has occurred.

(b) As used in this Agreement, the word “Subsidiary,” when used with respect to any party hereto, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) the power to direct the affairs of such corporation, partnership, limited liability company, or other organization, is directly or indirectly beneficially owned or controlled by such party hereto or by any one or more of its subsidiaries, or by such party hereto and one or more of its subsidiaries. Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company does not, directly or indirectly, (x) own any capital stock or other securities of, or any proprietary interest in, any Person or (y) control substantially all of the management policies of any other Person.

(c) Section 3.1(c) of the Company Disclosure Schedule lists the names of each director and the name and title of each officer of the Company and of each Subsidiary of the Company as of the date hereof.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Company Preferred Stock”), of which 782,609 shares of Company Preferred Stock have been designated as Series B Preferred Stock,

$0.01 par value per share (“Series B Stock”) and 1,304,348 shares of Company Preferred Stock have been designated as Series C Preferred Stock, $0.01 par value per share (“Series C Stock”). At the date hereof, there are:

(i) 16,830,433 shares of Company Common Stock issued and outstanding, including Company Restricted Shares (and no additional treasury shares);

(ii) 108,139 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s Amended and Restated 1993 Stock Incentive Plan;

(iii) 150,827 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s 1998 Non-Employee Director Stock Option Plan;

(iv) no shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s 1995 Non-Employee Director Stock Option Plan;

(v) 173,384 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s 2003 Stock Incentive Plan;

(vi) 56,450 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s 2004 Employment Inducement Stock Plan;

(vii) 3,217,550 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s 2007 Stock Appreciation Rights Plan;

(viii) 1,799,287 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s 2008 Stock Incentive Plan;

(ix) no shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s (CATC) Special 2000 Stock Option Plan;

(x) 66,765 shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s (CATC) 2000 Stock Incentive Plan;

(xi) no shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Company’s (CATC) 1994 Stock Option Plan;

(xii) no shares of Company Common Stock issuable in respect of Company Stock Rights outstanding under the Catalyst Enterprises, Inc. 2005 Stock Option Plan; and

(xiii) no shares of Company Preferred Stock, including Series B Stock or Series C Stock, are issued and outstanding.

All of the issued and outstanding shares of Company Common Stock (including Company Restricted Shares) have been (and any shares of Company Common Stock issuable upon the exercise of Company Stock Rights will be) duly authorized and validly issued and are (or will be) fully paid, nonassessable, and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Stock Rights granted under the Company Stock-Based Plans (other than the Amended and Restated 1995 Employee Stock Purchase Plan), including the expiration date of each such Company Stock Right, the exercise price, strike price or base price for shares of Company Common Stock represented by each such Company Stock Right, the number of shares of Company Common Stock for which each such Company Stock Right is exercisable, the holders of such Company Stock Rights, and the name of the specific Company Stock-Based Plan pursuant to which such Company Stock Right was granted. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Restricted Shares granted under Company Stock-Based Plans. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date hereof, there are not and, as of the Effective Time, other than the result of issuance of Company Common Stock pursuant to the valid exercise of Company Stock Rights, in each case which are outstanding as of the date of this Agreement or issued hereafter without violation of this Agreement, there will not be, any shares of Company

Common Stock, Company Preferred Stock or other capital stock issued and outstanding or any subscriptions, options, warrants, calls, stock appreciation rights, restricted shares, restricted stock units, phantom stock units, or other equity-based awards of any kind, commitments, or agreements of any character providing for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Company Common Stock.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock (or its ownership units in the case of a limited liability company) of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), other than (1) Liens securing Indebtedness as was properly reflected in the latest balance sheet included in the Recent SEC Documents, and (2) Permitted Liens (as defined below), and all of such shares and ownership units are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. None of the Company’s Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or interest of such Subsidiary.

As used in this Agreement, “Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, and in either case, for which adequate reserves specifically relating to such unmatured or disputed obligations have been established on the books and records of the Company and/or its Subsidiaries, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith, and in either case, for which adequate reserves specifically relating to such unmatured or disputed obligations have been established on the books and records of the Company and/or its Subsidiaries and that do not, individually or in the aggregate, impair the conduct of the business or the present use of the affected assets, (c) minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially detract from the value of or materially impair the existing use of the property affected by such irregularities or imperfections, (d) Liens relating to deposits made in the ordinary course of business or arise as a matter of law in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements in respect of obligations not yet due and payable or which are being contested in good faith, and in the latter case, for which adequate reserves specifically relating to such unmatured or disputed obligations have been established on the books and records of the Company and/or its Subsidiaries, (e) purchase money Liens on personal property acquired in the ordinary course of business, and (f) any utility company rights, easements and franchises of record.

(c) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

(d) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any shares of capital stock or other equity security or interest of any Subsidiary or of the Company.

(e) The Company Common Stock is listed on The NASDAQ Global Select Market (“NASDAQ”). No other securities of Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

(f) The Company has provided to Parent complete and accurate copies of all Company Stock-Based Plans and all forms of all award agreements related thereto. (i) Each Company Stock Right issued under a Company Stock-Based Plan intended to qualify as an “incentive stock option” under Section 422 of the Code so qualified as of the date on which the grant of such Company Stock Right was by its terms to be effective (the “Grant Date”), (ii) each grant of a Company Stock Right was duly authorized no later than its Grant Date by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered, (iii) each such grant thereunder was made in accordance with the terms of the applicable Company Stock-Based Plan and all other applicable laws, and (iv) the per share exercise price, strike price or base price of each Company Stock Right was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date. All grants of Company Stock Rights were registered under the Securities Act or qualified on the Grant Date for exemption from registration under the Securities Act and other applicable laws (including state “blue sky” laws). The Employee Stock Purchase Plans comply and have complied in all material respects in form and operation with the requirements of Section 423 of the Code. The interests in or shares available for issuance under each such Company Stock-Based Plan and each Employee Stock Purchase Plan have been properly registered pursuant to the Securities Act on a Form S-8.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) prior to the consummation of the Merger in accordance with the DGCL. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval as contemplated by Section 1.5 and as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) The Board of Directors of the Company has adopted this Agreement and has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

Section 3.4 Consents and Approvals; No Violations.

(a) Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (iii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (iv) the approval of this Agreement by the requisite vote of the stockholders of the Company, and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and similar foreign statutes and regulations applicable to the Merger, and (C) any filings required under the rules and regulations of NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any federal, state, or local court, administrative or regulatory agency or commission, or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) are necessary for the consummation by the Company of the transactions contemplated hereby or by the Stockholders’ Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, nor the consummation of the transactions contemplated by the Stockholders’ Agreement or compliance with the terms and provisions thereof will:

(i) conflict with or violate any provision of the Company Charter or Company By-laws or any of the similar organizational documents of any of its Subsidiaries or

(ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company’s stockholders in accordance with the DGCL are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) subject to obtaining the third-party consents set forth in Section 3.4(b) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 SEC Documents; Undisclosed Liabilities.

(a) Since June 27, 2009, the Company has filed with or furnished to the SEC all required reports, schedules, forms and registration statements (including without limitation the registration statement on Form S-3 filed September 24, 2010, as amended) (collectively, and in each case including all exhibits, schedules, and amendments thereto and other documents incorporated by reference therein, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since June 27, 2009 has been, required to file any forms, reports or other documents with the SEC. The Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by the Company with the SEC since June 27, 2009, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof. There are no outstanding or unresolved comments from any comment letters received by the Company from the SEC relating to reports, statements, schedules, registration statements or other filings filed by the Company with the SEC. To the Knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements of the Company included in the SEC Documents (the “SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated otherwise in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth on Section 3.5(b) of the Company Disclosure Schedule, since June 27, 2009, the Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

(c) Since July 2, 2011, neither the Company nor any of its consolidated Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) except (i) as and to the extent set forth on the audited balance sheet of the Company and its consolidated Subsidiaries as of July 2, 2011 (including the notes thereto) included in the SEC Documents, (ii) as incurred after July 2, 2011 in the ordinary course of business and consistent with past practice, (iii) as described in the Company’s quarterly report on Form 10-Q filed on May 7, 2012 (together with the Company’s annual report on Form 10-K, filed on September 2, 2011, the Company’s definitive proxy statement, filed on September 15, 2011, the Company’s quarterly reports on Form 10-Q, filed on November 7, 2011, and February 8, 2012, and all current reports on Form 8-K filed by the Company since September 2, 2011, (collectively, the “Recent SEC Documents”), or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has been at any time since June 27, 2009, a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the Exchange Act) or any similar arrangements where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the SEC Documents or the SEC Financial Statements.

(d) The Company has not filed any report with the SEC, NASDAQ, or any other securities regulatory authority or any securities exchange or other self regulatory authority that, as of the date of this Agreement, remains confidential.

(e) The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Documents filed since such certifications have been required and such filings were true and correct in all material respects when made. Nothing has come to the attention of the principal executive officer or principal financial officer of the Company that would preclude each of them from being able to make the certifications in the Company’s next quarterly report on Form 10-Q when due. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since June 27, 2009, neither the Company nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(f) The Company has implemented and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and Section 404 of the Sarbanes-Oxley Act which (i) are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company’s filings with the SEC and other public disclosure documents; and (ii) ensures that material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Board of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.6 Broker’s Fees. Except for the fee payable to Stifel, Nicolaus & Company, Incorporated (the “Financial Advisor”), which is set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions, or finder’s fees in connection with any of the transactions contemplated hereby.

Section 3.7 Absence of Certain Changes or Events. Except as set forth in the Recent SEC Documents or in Section 3.7 of the Company Disclosure Schedule, since July 2, 2011, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Since July 2, 2011, neither the Company nor any of its Subsidiaries has taken, or failed to take, any action that would have constituted a breach of Section 5.1 had the covenants therein applied since that date. Since March 31, 2012, all cash expenditures have been used to (x) invest in the Company’s and its Subsidiaries’ businesses consistent with the strategic plans of the Company or (y) satisfy obligations of the Company and its Subsidiaries incurred (i) in the ordinary course of business and consistent with past practice or (ii) in connection with the transactions contemplated hereby.

Section 3.8 Legal Proceedings.

(a) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, restrict the conduct of the business of the Company or any of its Subsidiaries, or restrict the ability of the Company or any of its Subsidiaries to compete freely with any other Person.

(b) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as disclosed in the Recent SEC Documents, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries that, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, could reasonably be expected to have a Company Material Adverse Effect.

(c) There are no actions, suits, investigations, or proceedings pending as of the date of this Agreement against Company or any Subsidiary of Company, or any director, officer or employee of Company or any Subsidiary of Company, alleging any violation of federal or state securities laws, the DGCL, or the rules or regulations of NASDAQ.

Section 3.9 Compliance with Applicable Law.

(a) Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule or in the Recent SEC Documents, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in the Recent SEC Documents or in Section 3.9(b) of the Company Disclosure Schedule, (i) the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has received written notice of any violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.10 Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the preliminary proxy statement relating to the Merger and this Agreement, in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company as to such portions thereof that relate only to Parent, Merger Sub, or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.11 Employee Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether written or unwritten, as well as each other material employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten), including any other material plan, arrangement or agreement providing bonus, supplemental income, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based compensation, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death, hospitalization, insurance, personnel policy, disability or other benefits for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute (such plans, programs, and agreements, collectively, the “Company Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes the Company or any of its Subsidiaries. Section 3.11(a) of the Company Disclosure Schedule separately identifies each Company Benefit Plan that is a “Foreign Plan” (as defined in Section 3.11(m) below). Except for subsections (a), (b), and (m), the representations contained in this Section 3.11 shall not apply to any Foreign Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) any summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report; (vi) the most recent determination or opinion letter from the IRS; and (vii) the recent Forms 5500 required to have been filed with the IRS, including all schedules thereto, and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Company Benefit Plan.

(c) Each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has a received a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists after the date of such determination that has or would reasonably be expected to adversely affect such determination.

(d) No condition exists that is reasonably likely to subject the Company or any of its Subsidiaries to any direct or indirect liability under Title IV of ERISA or Section 4976 of the Code or that is reasonably likely to result in any loss of a federal tax deduction under Section 280G or Section 162(m) of the Code.

(e) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (other than as set forth in Section 3.11(e) of the Company Disclosure Schedule) or other contract or understanding with a labor union or labor organization. There is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to such employees. Except as would not reasonably expected to result in a Company Material Adverse Effect, each of the Company and its Subsidiaries have complied with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters.

(f) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, no Company Benefit Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code, and neither Company nor any of its Subsidiaries has any liability, contingent or otherwise and including because of any ERISA Affiliates in result of any plan subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan.

(g) There have been no non-exempt prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Benefit Plans that could reasonably expected to result in any material liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA.

(h) Except as would not reasonably expected to result in a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Benefit Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Benefit Plan.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule or as a result of the transactions contemplated by this Agreement, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan. Section 3.11(i) of the Company Disclosure Schedule quantifies in reasonable detail the amount of any such change-in-control payment or benefit, transaction bonus or similar benefit or severance pay due and owing to each director or officer of the Company or any Subsidiary, other than any such amounts arising as a result of the transactions contemplated by this Agreement.

(j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director, or independent contractor except as required to avoid excise Tax under Section 4980B of the Code or comply with applicable insurance laws.

(k) All material contributions and other material payments due from the Company or any Subsidiary with respect to each Company Benefit Plan have been made or paid in full, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Benefit Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account.

(l) There are no pending or, to the Company’s Knowledge, threatened claims with respect to a Company Benefit Plan (other than routine claims for benefits) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims would reasonably be expected to result in a Company Material Adverse Effect, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the Knowledge of the Company, has been threatened with respect to any Company Benefit Plan.

(m) Except as set forth on Section 3.11(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to (or is obligated to contribute to) any Company Benefit Plan that is primarily subject to the laws of any jurisdiction outside of the United States (each such plan, a “Foreign Plan”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Foreign Plan has been administered in all material respects in accordance with its terms and applicable legal requirements of each jurisdiction in which such Foreign Plan is maintained. All material contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the legal requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date. Each Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the legal requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan. No such Foreign Plan promises or provides retiree medical or other retiree welfare benefits to any person other than as required by applicable law or as would not result in a material liability to the Company or any Subsidiary. No Foreign Plan has material unfunded liabilities that will not be offset by insurance or that are not fully accrued on the SEC Financial Statements to the extent required by GAAP.

(n) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; and (ii) neither Company nor any of its Subsidiaries (1) has reported to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A.

(o) Neither the Company nor any of its Subsidiaries has undertaken to create any additional plan, agreement or arrangement which, once established, would constitute a Company Benefit Plan, or to modify or change in any material way any existing Company Benefit Plan. No event, condition or circumstance exists that would prevent the amendment or termination of any Company Benefit Plan other than the satisfaction of any applicable legal requirements, including the giving of notice, and any such termination would not result in any cost or other liability other than routine administrative costs and liability for benefits accrued through termination.

Section 3.12 Company Products.

(a) None of the products manufactured or sold by the Company or any of its Subsidiaries contains or incorporates asbestos, asbestos-containing materials, or presumed asbestos-containing materials.

(b) None of the products manufactured or sold by the Company or any of its Subsidiaries is subject to any guarantee, warranty, or other indemnity of or by the Company or any of its Subsidiaries beyond the applicable terms and conditions of sale and any additional written warranty provided by the Company and included with such product and any warranty imposed by law.

Section 3.13 Environmental Matters.

(a) Except as set forth in Section 3.13 of the Company Disclosure Schedule or in the Recent SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the Knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supranational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), pending or (to the Company’s Knowledge) threatened, against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to have a Company Material Adverse Effect.

(b) During or, to the Knowledge of the Company, prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would require remediation under Environmental Laws and would reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is subject to any agreement, judgment, decree, or other order of any kind by or with any court, Governmental Entity, regulatory agency, or third party imposing any material liability or obligations pursuant to or under any Environmental Law.

(d) There has been no material environmental assessment, investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that Company has not provided to Parent prior to the date of this Agreement.

Section 3.14 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL or any restrictive provision of any applicable anti-takeover provision in the governing documents of the Company) is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement or the Stockholders’ Agreement. No anti-takeover provision contained in the Company Charter or the Company By-laws is, or at the Effective Time will be, applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 3.15 Properties. Except as disclosed in the Recent SEC Documents, each of the Company and its Subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the Recent SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except for (1) Liens securing Indebtedness as was properly reflected in the latest balance sheet included in the Recent SEC Documents, and (2) Permitted Liens and (B) all real property mortgages and deeds of trust except such secured Indebtedness as is properly reflected in the latest balance sheet included in the Recent SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Knowledge of the Company, the lessor. The assets of the Company and its Subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted. They are substantially all of the assets with which the Company has conducted its historical business.

Section 3.16 Tax Returns and Tax Payments.

(a) Except as set forth in Section 3.16 of the Company Disclosure Schedule:

(i) the Company and its Subsidiaries have prepared in good faith and have duly and timely filed (or, as to Subsidiaries, as applicable, the Company has filed on behalf of such Subsidiaries) all federal and all other material Tax Returns (as defined below) that they were required to file and all such Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable laws and regulations;

(ii) the Company and its Subsidiaries have paid (or, as to Subsidiaries, as applicable, the Company has paid on behalf of such Subsidiaries) all material Taxes (as defined below) due or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries) reserves in its financial statements in accordance with GAAP for any material Taxes that have not been paid (excluding any reserve for deferred Taxes established to reflect timing differences), whether or not shown as being due on any Tax Returns;

(iii) neither the Company nor any of its Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes, no administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. Tax authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any notice indicating an intent to open a Tax audit or other Tax review, request for information related to Tax matters (that has not since been closed or resolved without audit or review), or notice of deficiency or proposed adjustment that has not been finally resolved, for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries;

(iv) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

(v) there are no Liens for Taxes upon the assets of the Company or any Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves (excluding any reserve for deferred Taxes established to reflect timing differences) have been taken in accordance with GAAP;

(vi) to the Knowledge of the Company no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority;

(vii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) or as a transferee or successor;

(viii) neither the Company nor any Subsidiary has participated in any arrangements which are reportable transactions as defined by Treasury Regulation Section 1.6011-4, and each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that would otherwise give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(b) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property, payroll, employment, unemployment, FICA, Social Security (or similar), escheat, customs, unclaimed property, value added, alternative or add-on minimum, estimated or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign, whether disputed or not.

(c) As used herein, “Tax Return” shall mean any return, report, or statement required to be filed with any Governmental Entity with respect to Taxes.

(d) As used herein, “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 3.17 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property Rights” means any or all statutory and common law rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered arising from or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights) and all equivalents thereof (“Patents”); (ii) copyrightable works, United States and foreign copyrights, all applications, registrations and renewals thereof and all other rights corresponding thereto (“Copyrights”); (iii) trade names, fictional business names, corporate names, product names, logos, trademarks and service marks, trade dress, certification marks, slogans and other indicia of source or origin and the goodwill associated with the foregoing, together with all translations, adaptations, derivations and combinations and like intellectual property rights (“Trademarks”); (iv) trade secrets, confidential information, know-how and proprietary information (“Trade Secrets”); (v) computer programs and software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools, databases and other software-related specifications and documentation (collectively, “Software”); (vi) Internet domain names and uniform resource locater addresses; (vii) all mask work rights and other rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); (viii) data base rights, moral rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Patents, Copyrights, Trademarks, Trade Secrets or Mask Works; and (ix) any right to sue for past, present or future infringement, misappropriation or dilution of any of the foregoing.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule:

(i) the Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights that are currently used in the conduct of the Company’s or any of its Subsidiary’s business, free of all Liens, other than (1) Liens securing Indebtedness as was properly reflected in the latest balance sheet included in the Recent SEC Documents, and (2) Permitted Liens (as defined below);

(ii) the Company has not received any written notice or claim challenging its respective ownership of any Intellectual Property Rights owned by the Company or any of its Subsidiaries or stating that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto. The Company does not jointly own any Intellectual Property Rights with any other Person;

(iii) all registrations of the material Intellectual Property Rights owned by the Company or any of its Subsidiaries (other than any Intellectual Property Rights that have been or are anticipated to be abandoned) are currently in good standing and the correct chain of title has been recorded with the applicable Governmental Entity, including the U.S. Patent and Trademark Office, against each item of registered, issued or applied for Intellectual Property Rights owned by the Company or any of its Subsidiaries;

(iv) to the Knowledge of the Company, no reasonable basis exists for any claim that any material Intellectual Property Rights that have been issued, granted or registered by or with any Governmental Entity or for which an application therefor has been filed with any Governmental Entity (in each case other than any Intellectual Property Rights that have been or are anticipated to be abandoned) is either invalid or unenforceable. The Company has not knowingly taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries (other than any Intellectual Property Rights that the Company has determined to be of immaterial value and therefore has determined to abandon);

(v) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) against the Company or any of its Subsidiaries is pending before any Governmental Entity or arbitrator or, to the Knowledge of the Company, is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the rights of others, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge involving any third Person’s Intellectual Property Rights;

(vi) to the Knowledge of the Company, (A) no product or service distributed, sold, licensed or offered by the Company or any of its Subsidiaries, or the operation of the businesses of the Company and its Subsidiaries as previously or currently conducted has infringed upon, misappropriated or violated, or infringes upon, misappropriates or violates any Intellectual Property of any Person, and (B) no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither the Company nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved;

(vii) no limitations or restrictions on the use or enforceability of any of the Intellectual Property Rights owned by the Company or any of its Subsidiaries have been agreed to by or on behalf of the Company or any of its Subsidiaries with any Person pursuant to a settlement agreement or a similar contract intended to settle a dispute, and the Company and its Subsidiaries have not granted any covenants not to sue with respect to any of their Intellectual Property Rights; and

(viii) the Company is the owner of, or has the right to use all Intellectual Property Rights that is used in or is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, as required to be conducted under any Company Material Contract or as proposed to be conducted in any Bid.

(c) all of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries immediately prior to the Closing will be owned or available for use in all material respects by the Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

(d) For the purposes of this Agreement, “Company IP Agreements” means (i) contracts granting to the Company and/or providing a right to obtain a license, covenant not to sue or any other interest in, or any right to use or exploit any Intellectual Property Rights that are material to the Company and used in the design, manufacture and operation of the Company’s products, other than off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software and (ii) contracts under which the Company has granted or imposes an obligation to grant to others a license, covenant not to sue or any other interest in, or any right to use or exploit any Intellectual Property Rights, other than agreements for the sale of the Company’s products in the ordinary course of business consistent with past practice and subject to the Company’s standard terms and conditions. Except as set forth on Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any Person exclusive rights to any Intellectual Property Rights in any Company IP Agreement. No Company IP Agreement may be unilaterally terminated by any party to such agreement as a result of the consummation of the Merger or the other transactions contemplated by this Agreement. With respect to each Company IP Agreement, the Company is not in default of any such contract, nor, to the Knowledge of the Company, has any event occurred which, with notice or the lapse of time, or both, would give rise to such a default by the Company. Each Company IP Agreement is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. True and complete copies of all Company IP Agreements have been delivered or made available to Parent and Merger Sub.

(e) All former and current employees, consultants and contractors of the Company or any of its Subsidiaries who contribute or have contributed in any material respect to the creation or development of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries have duly executed written agreements with the Company that assign to the Company all right, title and interest in and to any such contributions that the Company does not already own by operation of law and requires that such persons take any steps necessary to effect such assignment. No inventor listed on any Patents owned by the Company or its Subsidiaries is under any obligation to assign or license its rights in such Patent to a former employer or any other Person.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incorporated into any of its products or any Software any “freeware,” “shareware” or other Software obtained pursuant to any open source, community source, copy left or similar publicly available Source Code license.

(g) Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, all Software that is incorporated in any products or was used in the design or development of any products of the Company or its Subsidiaries was either (i) developed by employees of the Company within the scope of their employment, (ii) developed by contractors who have expressly assigned their rights and interest therein to the Company pursuant to written agreements, or (iii) otherwise acquired by the Company from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company.

(h) The Company has taken commercially reasonable steps to protect its rights in and preserve the secrecy and confidentiality of all Intellectual Property Rights developed or acquired by the Company that constitutes or at any time constituted Trade Secrets.

(i) Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, none of the Intellectual Property Rights owned by the Company or any Subsidiary (including all technical data and/or computer software (each as defined in the Federal Acquisition Regulation and the governmental agency supplements thereto) included therein) was (A) developed, in whole or in part, with full- or partial- funding from a Governmental Entity, including the United States government, or any agency thereof, (B) developed, in whole or in part, in the performance of a Government Contract, and/or (C) delivered to the United States government. Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, the Intellectual Property Rights are solely owned by the Company and the United States government has no rights pursuant to the Defense Federal Acquisition Regulation Supplement Part 227 or any other FAR supplement (or the contract clauses incorporated by reference therein) in or to any of the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 3.18 Real Property.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a list and brief description of all leases, subleases, licenses and other occupancy agreements (the “Leases”) which are individually or in the aggregate material to the business of the Company and its Subsidiaries and pursuant to which the Company or any of its Subsidiaries leases real property as tenant (the “Leased Real Property”), and the Company has made available to Parent a true and complete copy of each such Lease. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, with respect to each of the Leases, (i) such Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Company or its applicable Subsidiary and to the Knowledge of the Company, the other parties thereto, (ii) the Company or its applicable Subsidiary has a good and valid leasehold interest in the Leased Real Property pursuant to such Lease, (iii) to the Knowledge of the Company there are no defaults (or any conditions or events that, after notice or the lapse of time or both, would constitute a default) on the part of the Company or any of its Subsidiaries under the Lease, and (iv) the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all Leases.

(b) Section 3.18(b) of the Company Disclosure Schedule contains a list and brief description of all real property owned by the Company or the Subsidiaries (the “Owned Real Property”) which are individually or in the aggregate material to the business of the Company and its Subsidiaries. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, either the Company or one of its Subsidiaries has good and marketable fee simple title to all of the Owned Real Property, free and clear of all Liens, other than (1) Liens securing Indebtedness as was properly reflected in the latest balance sheet included in the Recent SEC Documents, and (2) Permitted Liens (as defined below).

(c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule with respect to the Owned Real Property: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Owned Real Property; (ii) the existing buildings and improvements located on such real property are located entirely within the boundary lines and with any setback lines of such real property or on permanent easements on adjoining land benefiting such real property and may lawfully be used under applicable zoning and land use laws for the purposes for which they are presently being used; (iii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property; (vi) such Owned Real Property is in compliance in all material respects with the terms and provisions of any restrictive covenants, easements, conditions, or agreements affecting such real property; and (vii) the Company has made available to Parent, to the extent in the Company’s possession or control, complete and accurate copies of all such title insurance policies (including all documents referenced therein as exceptions to coverage); deeds; surveys; environmental assessment and similar reports, and leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Owned Real Property.

Section 3.19 Material Contracts.

(a) For purposes of this Agreement, “Company Material Contract” means any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets are bound, in each case as of the date of this Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries;

(ii) any material contract or agreement between the Company and any of its Affiliates;

(iii) any contracts or arrangements between the Company and its Subsidiaries, on the one hand, and current executive officers or directors of the Company or their Affiliates and associates (as defined in the Exchange Act), on the other hand;

(iv) any stockholder, voting trust, or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its Subsidiaries;

(v) any collective bargaining agreement, employment, domestic or international sales representative, distributor or consulting agreement;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

(vii) any agreement of indemnification (excluding indemnification provisions in the Company or any Subsidiary’s charter, bylaws, and/or other constating documents) or any guaranty by the Company (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company products in the ordinary course of business) that is material to the Company;

(viii) any agreement requiring the payment or receipt by the Company of more than $300,000 in any twelve (12) month period for the purchase or lease of any machinery, equipment or other capital assets for goods or services;

(ix) any license, sublicense or royalty agreement relating in whole or part to any Intellectual Property Rights;

(x) any material contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $300,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

(xi) any contract that contains provisions restricting the Company or any of its Affiliates in any material respect from competing in any line of business or with any Person or in any geographic area (except for distributor agreements entered into in the ordinary course of business) or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(xii) any other contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $300,000 or more in a twelve (12) month period (other than for purchase orders received or submitted in the ordinary course of business consistent with pact practice);

(xiii) any contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

(xiv) any Government Contract (excluding completed purchase orders) which would reasonably be expected to generate revenues in excess of $300,000;

(xv) any Bid which would reasonably be expected to generate revenues in excess of $300,000, which has not otherwise expired pursuant to its terms.

(b) All Company Material Contracts are valid and in full force and effect as of the date of this Agreement except to the extent they have previously expired in accordance with their terms and except to the extent that if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except for such violations and defaults as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) Complete and correct copies of each Company Material Contract in existence as of the date of this Agreement (including any and all amendments thereto) have been made available by the Company to Parent prior to the date hereof.

Section 3.20 Transactions with Affiliates. Between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Company’s Board of Directors).

Section 3.21 Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.22 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (A) unanimously adopted this Agreement (including all terms and conditions set forth herein) and approved the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s stockholders, and (C) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 3.23 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company’s Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, $14.30 per Share in cash to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

Section 3.24 Insurance.

(a) Section 3.24(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of and/or providing insurance coverage to the Company and its Subsidiaries and their respective business, properties and assets (and each of the directors, officers, salespersons, agents or employees of the Company or any of its Subsidiaries for which the Company or such Subsidiary is a beneficiary or pays the premium) and the following information for each such policy: (i) type(s) of insurance coverage provided; (ii) name of insurer; (iii) effective date; (iv) policy number; (v) per occurrence and annual aggregate deductibles or self-insured retention; (vi) per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted; and (vii) annual premium.

(b) Section 3.24(b) of the Company Disclosure Schedule sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its Subsidiaries.

Section 3.25 Personnel. Section 3.25 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (a) the names and current base salaries or other compensation of all directors and executive officers of each of the Company and its Subsidiaries, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such individual and the immediate family relationships, if any, among such individuals.

Section 3.26 Potential Conflicts of Interest. Except as set forth in the Recent SEC Documents or in Section 3.26 of the Company Disclosure Schedule, since July 2, 2011, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective Affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses of the members of the Company’s Board of Directors). As of the date hereof, only the directors of the Company identified in Section 3.26 of the Company Disclosure Schedule are not “independent” directors under the rules of NASDAQ. No officer or director of the Company or any Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

Section 3.27 Certain Business Practices. Neither the Company nor any of its Subsidiaries, and no director or officer, and, to the Knowledge of the Company, no agent, employee, distributor or other Person acting on behalf of the Company or any Subsidiary of the Company, has, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-U.S. or U.S. government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 3.28 Government Contracts.

(a) With respect to each Government Contract or any Bid (i) to the Knowledge of the Company, the Company has complied in all material respects with all material terms and conditions and all requirements of law applicable thereto, (ii) no written notice has been received alleging that the Company is in material breach or violation of any requirement of law applicable thereto, (iii) no written notice of termination, cure notice or show-cause notice has been received by the Company with respect thereto, or (iv) to the Knowledge of the Company, no notice of breach, violation or termination, cure notice or show-cause notice has been threatened in writing with respect thereto.

(b) The Company is not (and for the last five (5) fiscal years has not been) (i) to the Knowledge of the Company, under administrative, civil or criminal investigation, indictment or information by the U.S. Government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or any Bid, or (ii) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for government contracting. Within the past five (5) years, the Company has not made and no circumstances exist to Company’s Knowledge which would warrant a voluntary disclosure under the United States Department of Defense voluntary disclosure program or under any voluntary disclosure program of another Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or any Bid.

(c) To the Knowledge of the Company, there are no circumstances that would warrant the United States Department of Defense or any other Governmental Entity suspension or disbarment proceedings or the finding of nonresponsibility or ineligibility or any other damage or penalty assessment or recoupment of payment. To the Knowledge of the Company, neither the U.S. Government nor any prime contractor, subcontractor or vendor is asserting in writing any claim or initiating any dispute proceeding against the Company relating to any Government Contract or any Bid, nor is the Company asserting any claim or initiating any dispute proceeding directing or indirectly against any such party concerning any such Government Contract or Bid.

(d) Section 3.28 of the Company Disclosure Schedule identifies any government owned property located at the Company’s or its Subsidiaries’ facilities.

(e) As used herein the term “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the Business between the Company or any Subsidiary and (i) any Governmental Entity, (ii) any prime contractor to a Governmental Entity; or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

(f) As used herein the term “Bid” means any outstanding quotation, bid or proposal by the Company or any Subsidiary which, if accepted or awarded, would lead to a contract with a Governmental Entity or a prime contractor or subcontractor to a Governmental Entity, for the design, manufacture or sale of products or the provision of services by the Company or such Subsidiary.

Section 3.29 Export Licenses and Compliance. The Company and each Subsidiary has complied in all material respects with U.S. export control laws. Except as set forth in Section 3.29 of the Company Disclosure Schedule, no product, technical data or service provided, made, sold or distributed by the Company or its Subsidiaries now or during the last five (5) years that is exported, re-exported or transshipped outside of the United States of America required a license or authorization for export, re-export or transshipment from the U.S. Government. Except as set forth in Section 3.29 of the Company Disclosure Schedule, no product, technical data or service provided, made, sold or distributed by the Company now or during the last five (5) years that is exported, re-exported or transshipped from a country other than the United States of America required a license for export, re-export or transshipment from any Government Entity of such country. Except as set forth in Section 3.29 of the Company Disclosure Schedule, no product, technical data or service provided, made, sold, distributed or owned by the Company now or during the last five (5) years has been disclosed, disseminated or released to a foreign national in the United States that could be deemed exported from the United States of America, required a license for deemed export from the United States of America. Section 3.29 of the Company Disclosure Schedule lists all export, re-export or transshipment licenses, pending license applications, authorizations and manufacturing license or technical assistance agreements. Except as set forth in Section 3.29 of the Company Disclosure Schedule, there have been no voluntary disclosures to or to the Company’s Knowledge investigations or administrative enforcement actions, pending or in process, by the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury (including the Directorate of Defense Trade Controls, the Bureau of Industry and Security and the Office of Foreign Assets Control) or by any other Government Entity with respect to exports or imports. The Company and the Subsidiaries have complied with all applicable registration, record-keeping, notification, submission, and reporting requirements under the laws, including but not limited to the record-keeping requirements under 22 CFR Parts 122 and 124. Except as set forth in Section 3.29 of the Company Disclosure Schedule, the Company and the Subsidiaries have not participated directly or indirectly in any transactions that involve any commodity, technical data, products or services, with a person or entity denied U.S. export privileges or otherwise specially designated or debarred by the U.S. government.

Section 3.30 Indebtedness.

(a) Section 3.30 of the Company Disclosure Schedule sets forth a complete and correct list of all Indebtedness of the Company as of the date of this Agreement, identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the close of business on the date of this Agreement. No Indebtedness of the Company contains any restriction upon the prepayment of any of such Indebtedness or the incurrence of Indebtedness by the Company. With respect to each item of Indebtedness of the Company, the Company is not in default and no payments are past due beyond any applicable grace period therefor. The Company has not received any written notice of a default, alleged failure to perform or offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The Company has not guaranteed nor is it responsible or liable for any Indebtedness of any other Person other than its Subsidiaries.

(b) For the purposes of this Agreement, “Indebtedness” means (i) all obligations for borrowed money, and all accrued but unpaid prepayment premiums or penalties and any other fees and expenses paid to satisfy such Indebtedness, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under standby letters of credit, (d) all obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, and (iv) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person.

Section 3.31 Customers; Suppliers. Except as set forth on Section 3.31(a) of the Company Disclosure Schedule, since July 2, 2011, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with its twenty (20) largest customers by dollar volumes of sales for the current fiscal year, or (ii) any material adverse change in the terms (including credit terms) of any contract with any such customer. Except as set forth on Section 3.31(b) of the Company Disclosure Schedule, since July 2, 2011, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with its twenty (20) largest suppliers by dollar volume for the current fiscal year, or (ii) any material adverse change in the terms (including credit terms) of any contract with any identified supplier.

Section 3.32 Bank Accounts. Section 3.32 of the Company Disclosure Schedule sets forth a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and its Subsidiaries, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors and by Parent as the sole stockholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

Section 4.3 Consents and Approvals; No Violation.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of (A) the Exchange Act and (B) the HSR Act and similar foreign statutes and regulations applicable to the Merger, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or any of the similar organizational documents of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub, or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Broker’s Fees. Neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of the Company.

Section 4.5 Merger Sub’s Operation and Capitalization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which shares have been validly issued, are fully paid and nonassessable, and are owned by Parent free and clear of any Liens.

Section 4.6 Parent or Merger Sub Information. The information relating to Parent and its Subsidiaries to be provided by Parent to be contained in the Proxy Statement, or in any other document filed with any other

Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.7 Litigation. There are no claims, suits, actions or proceedings pending or, to Parent or Merger Sub’s knowledge, threatened in writing, nor are there, to the knowledge of Parent and Merger Sub, any investigations or reviews pending or threatened in writing against, relating to or affecting Parent or Merger Sub or any of their respective Subsidiaries that (i) seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or (ii) would reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder.

Section 4.8 Financing.

(a) Parent and Merger Sub have, as of the date of this Agreement, in a combination of cash on hand and access to financing from third party lenders in an aggregate amount sufficient to (i) pay the Merger Consideration for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, (ii) pay the Stock Right Termination Consideration for all outstanding Stock Rights, (iii) perform Parent’s and Merger Sub’s obligations under this Agreement, and (iv) pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

(b) Parent and Merger Sub will have at the Effective Time sufficient funds in immediately available U.S. dollars to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Agreement, and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

Section 4.9 Stock Ownership. As of the date hereof, neither Parent nor Merger Sub nor any of their respective Subsidiaries beneficially own any shares of Company Common Stock.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Businesses Prior to the Effective Time.

(a) Except as set forth in Section 5.1(a) of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its Subsidiaries to, in all material respects, conduct its business in the usual, regular, and ordinary course consistent with past practice; use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees; at its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty; and comply in all material respects with all applicable laws and regulations of Governmental Entities. Without limiting the generality of the foregoing, and except as set forth in Section 5.1(a) of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation (including the rules of any applicable securities exchange), during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement and (y) the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which will not unreasonably be withheld, conditioned, or delayed) in each instance:

(i) adopt or propose any change to the Company Charter or the Company By-laws;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person;

(iii) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries (including, without limitation, Company Stock Rights or Company Restricted Shares), or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock of the Company or any of its Subsidiaries outstanding on the date hereof, other than the issuance of Company Common Stock pursuant to the valid exercise of Company Stock Rights, in each case which are outstanding as of the date of this Agreement;

(iv) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock of the Company or any of its Subsidiaries;

(v) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(vi) enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance;

(vii) incur any Indebtedness (excluding any draw on an existing credit facility) or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $100,000 in the aggregate, and (B) Indebtedness in replacement of existing Indebtedness on customary commercial terms;

(viii) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets (i) individually, with a minimum value in excess of $100,000 to any Person other than a direct or indirect wholly owned Subsidiary or (ii) collectively, with an aggregate minimum value in excess of $300,000 to any Person or Persons other than direct or indirect wholly owned Subsidiaries;

(ix) sell, lease, transfer, abandon, let lapse, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any material Company Intellectual Property Rights or any of its material properties or assets, including the capital stock of any of its Subsidiaries except (A) for sales, leases, licenses, abandonments, lapses, transfers, mortgages or encumbrances of obsolete assets, (B) pursuant to existing agreements in effect prior to the execution of this Agreement, (C) as may be required by applicable law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby, or (D) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice in connection with the sales of products to customers;

(x) cancel, release or assign any Indebtedness owing to it in excess of $100,000 in the aggregate by or to any Person or Persons other than a direct or indirect wholly owned Subsidiary;

(xi) acquire assets outside of the ordinary course of business from any other Person or Persons other than a direct or indirect wholly owned Subsidiary with an aggregate value or purchase price in excess of $300,000;

(xii) make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

(xiii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plan, collective bargaining agreement or employment, severance or similar agreement or arrangement, for or in respect of any stockholder, officer, director, employee, agent, consultant, or Affiliate other than (x) as required pursuant to the terms of this Agreement, and (y) as required pursuant to the terms of an existing Company Benefit Plan;

(xiv) waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; provided, however, that this clause (xiv) shall not prohibit the Company from consenting to a request from one or more of the parties thereto that it be permitted to make a Superior Proposal (as defined in Section 5.2(f) or a proposal that may reasonably be expected to lead to a Superior Proposal;

(xv) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by law or except as the Company, based on the advice of its independent auditors and after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

(xvi) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $250,000 or which would be reasonably likely to have a Company Material Adverse Effect;

(xvii) except as required by law, make any material Tax election or take any position on any material Tax Return filed on or after the date of this Agreement or adopt any material method of accounting therefor that in any such case is inconsistent with elections made, positions taken or methods of accounting used in preparing or filing similar Tax Returns for prior periods;

(xviii) terminate, cancel, let lapse, amend or modify any insurance coverage maintained by the Company or any Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

(xix) make any material cash expenditure, unless to (x) invest in the Company’s or its Subsidiaries’ businesses consistent with the strategic plans of the Company or (y) satisfy obligations of the Company or its Subsidiaries incurred (i) in the ordinary course of business and consistent with past practice, or (ii) in connection with the transactions contemplated hereby; or

(xx) make any commitment to take any of the actions prohibited by this Section 5.1(a).

(b) The Company shall provide to Parent, as soon as practicable, but in no event later than ten (10) days following the end of each calendar month, an accounting of the amount of cash and Indebtedness of the Company and its Subsidiaries on a consolidated basis, as of the end of such month, as calculated in accordance with GAAP applied in a manner consistent with the SEC Financial Statements.

Section 5.2 No Solicitation.

(a) The Company shall immediately cease any existing activities, discussions or negotiations with any Person with respect to a Takeover Proposal and shall seek to have returned to the Company any confidential information that has been provided in any such activities, discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or any other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) conduct, participate, or engage in any discussions or negotiations regarding any Takeover Proposal, (iii) approve, endorse, recommend, make or authorize any public statement, recommendation or solicitation in support of any Takeover Proposal, (iv) approve any transaction (other than the transactions contemplated hereby) pursuant to which any

Person other than Parent, Merger Sub or any Subsidiary of Parent would become an “interested stockholder” under, Section 203 of the DGCL or (v) terminate, amend or waive any material rights under (or fail to take commercially reasonable steps to enforce rights under) any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any other Person (other than Parent, Merger Sub or any Subsidiary of Parent); provided, however, that following the receipt of a Superior Proposal or a proposal that could reasonably be expected to lead to a Superior Proposal made on or after the date hereof but prior to the Special Meeting, in circumstances not otherwise involving a breach of this Agreement, the Company may, in response to such proposal and subject to compliance with Section 5.2(b) and 5.2(c), (A) request information from the Person making such proposal for the purpose of the Board of Directors of the Company informing itself about the proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such proposal pursuant to a confidentiality agreement, provided that (1) such confidentiality agreement contains substantially the same terms as (or terms not materially less favorable to the Company) than those contained in the Confidentiality Agreement dated as of April 2, 2012, between Parent and the Company (as it may be amended, the “Confidentiality Agreement”) and (2) the Company advises Parent of all such nonpublic information delivered to such Person concurrently with its delivery to the requesting Person, and (C) participate in negotiations with such Person regarding such proposal; provided, further, that the actions described in clauses (B) and (C) of the immediately preceding proviso may be taken only on or before the Company Stockholder Approval is obtained. It is agreed that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney, or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b) Except as expressly permitted in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) withdraw, qualify, or modify, or propose publicly to withdraw, qualify, or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by the Board of Directors or any such committee of this Agreement, the Merger, and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal, (iii) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Board of Directors of the Company in respect of the acceptance of any tender offer or exchange offer by its stockholders as of the end of the ten (10) day Business Day period shall constitute a failure to recommend against any such offer); (iv) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)), or (v) recommend that the Company’s stockholders reject adoption of this Agreement, the Merger or the other transactions contemplated hereby (any action described in clauses (i)-(v) above being referred to as a “Change of Recommendation”). Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, the Board of Directors of the Company may, prior to Company Stockholder Approval and subject to compliance with all of the requirements of this Section 5.2(b) and to compliance with Sections 5.2(a), 5.2(c) and 5.2(d) (xx) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby or (yy) determine to be advisable or recommend a Superior Proposal; provided, however, that any actions described in clause (xx) or (yy) may be taken only if the conditions of Section 5.2(c) are also met.

(c) The Company may take the actions described in Section 5.2(b)(xx) and (yy) only after (i) providing Parent prompt written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal and the Company’s Board of Directors’ undertakes any of the actions described in either Section 5.2(b)(xx) or Section 5.2(b)(yy) with respect to such Superior Proposal, such notice also specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior

Proposal (unless identifying the Person would violate an obligation of confidentiality), and (ii) the Parent does not provide within five (5) Business Days of receipt of the written notice from the Company of such Superior Proposal an offer that the Company Board determines in good faith, after consultation with its outside counsel and financial advisor, is at least as favorable from a financial point of view to the Company’s stockholders. In the event Parent’s offer (as described in the preceding sentence) is determined by the Company to be at least as favorable from a financial point of view to the Company’s stockholders, then this Agreement shall be deemed to be amended in accordance with the terms of that offer, Company shall terminate such other discussions, and (subject to the terms and conditions of this Agreement) take any and all necessary actions to consummate the Merger.

(d) In addition to the obligations of the Company set forth in Section 5.2(a) and 5.2(b), the Company shall promptly (and in no event later than one Business Day after receipt of any Takeover Proposal) advise Parent in writing of (i) any inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal, (ii) any request for confidential information in connection with a Takeover Proposal, (iii) any Takeover Proposal, including a Superior Proposal (iv) the material terms and conditions of such inquiry, indication of interest, request for confidential information or any Takeover Proposal, (v) the identity of the Person making such request or such Takeover Proposal (unless identifying the Person would violate an obligation of confidentiality), and (vi) any requests made by the Company for information about the Takeover Proposal or the Person that made it. The Company shall keep Parent fully informed with respect to the status of any such inquiry, indication of interest, request for confidential information, Takeover Proposal, or any significant developments in respect thereof.

(e) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

(f) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries, Affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or any of its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an unsolicited bona fide written offer from any Person (other than Parent and its Subsidiaries, Affiliates and representatives) for the direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Subsidiaries taken as a whole, or 50% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement, which provides for consideration on a per share basis to the stockholders of the Company with a value (it being understood that securities retained by the Company’s stockholders be included for purposes of that determination) that the Board of Directors of the Company determines in good faith (after consultation with its outside counsel and financial advisor and taking into account all relevant factors, including all legal, financial, regulatory and other aspects of such Takeover Proposal and the Person making such Takeover Proposal) to be more favorable from a financial point of view to the Company’s stockholders than the Merger Consideration; provided, however, that no Takeover Proposal shall be deemed to be a “Superior Proposal” unless (A) there is no financing contingency and any financing required to consummate the transaction contemplated by such proposal is committed at least to the same extent as the financing arranged by Parent, (B) there is no due diligence condition to the third party’s obligation to consummate the transactions that are the subject of such proposal; (C) the transactions contemplated by such Takeover Proposal are reasonably capable of being completed in accordance with their terms without undue delay; and (D) the Board of Directors of the Company has determined in its good faith judgment (after consultation with its outside counsel) that failure to take such action would be inconsistent with their fiduciary duties under applicable law. Any Superior Proposal is a Takeover Proposal.

(g) The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby.

Section 5.3 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to both Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent, Merger Sub, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties hereto, except any publication of any press release or other announcement made in connection with any Superior Proposal or as may be required by law or by any listing agreement with a national securities exchange or NASDAQ or any other securities market as determined in the good faith judgment of the party hereto wanting to make such release.

Section 5.4 Notification of Certain Matters. Each of the Company and Parent shall give prompt written notice to the other if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person, not a party hereto, alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Entity or NASDAQ (or any other securities market), as applicable, in connection with the transactions contemplated by this Agreement; or (c) the occurrence of an event which would be reasonably likely to (i) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (ii) cause any condition to the Merger to be unsatisfied at any time prior to the Outside Date (as defined in Section 7.1(b)(ii)); provided, however, that the delivery of any written notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies of the parties hereto available hereunder.

Section 5.5 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, and subject to such requirements as the Company reasonably may impose to minimize disruption of its business, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, its facilities (including without limitation to perform environmental assessments), and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall, and shall cause its Subsidiaries and representatives to, hold in confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the Company and its Subsidiaries furnished to it in connection with the transactions contemplated by this Agreement, pursuant to this Section 5.5(a) or otherwise, in accordance with the Confidentiality Agreement.

(b) No investigation by any of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the others set forth herein.

Section 5.6 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other parties hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order, or approval. In furtherance and not in limitation of the foregoing, each party hereto agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days of the date hereof and to take any and all other reasonable actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as possible and (y) file any notifications or filings required to be filed under similar applicable foreign laws and regulations as promptly as reasonably practicable, in any event within fifteen (15) days of the date hereof. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in connection with seeking any consent, authorization, order or approval of, or any exemption by, any Governmental Entity related to the Merger and the other transactions contemplated by this Agreement, in no event will any party hereto be obligated to agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of Parent, any of its Subsidiaries, the Company, or any of its Subsidiaries.

(b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

Section 5.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time until the sixth anniversary of the Effective Time, Parent shall indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Party”), in each case to the fullest extent permitted by law, in respect of acts or omissions occurring or alleged to have occurred prior to or after the Effective Time. From and after the Effective Time, Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions substantially similar in terms to the rights granted in the provisions with respect to indemnification and insurance set forth in the Company Charter and the Company By-laws in effect on the date hereof, which provisions shall not be amended in any manner that would materially and adversely affect the rights thereunder of the Company’s employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable law. Any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth in the Company Charter or the Company By-laws shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director. Parent shall pay such reasonable counsel’s fees and expenses. With respect to acts or omissions occurring on or prior to the Effective Time, the Company may on or prior to the Effective Time purchase (and if it does not, at or after the Effective Time the Parent shall purchase or cause the Surviving Corporation to purchase) a tail, run-off or similar director’s and officer’s liability insurance coverage policy for a period of six (6) years, with the same or similar coverages as are currently in effect for the Company, at no cost to the beneficiaries thereof; provided that (i) the total premiums to be paid for such policy shall not exceed 200% of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain director’s and officer’s liability insurance coverage (and if the total premium of such insurance coverage exceeds such amount, the Company, Parent or the Surviving Corporation shall obtain a tail policy with the greatest coverage available for a cost not exceeding such amount) and (ii) prior to the Effective Time, the Company shall not enter into any insurance contract for a “tail” policy without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed.

(b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 5.7.

Section 5.8 Employee Benefit Plans.

(a) For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company (“Company Employees”) for service with the Company prior to the Effective Time, provided that except in the case of severance or vacation accrual, such crediting of service shall be solely for purposes of eligibility and vesting under such plans and not for purposes of benefit accrual, and provided further that such crediting is permitted under applicable law and pursuant to the terms of the Teledyne Technologies Incorporated Employee Stock Purchase Plan (the Stock Advantage Plan) and does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all Company Benefit Plans that are in effect as of the Effective Time; provided, however, that Parent may, or may cause the Surviving Corporation to, amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law. Parent shall cause Surviving Corporation to timely pay all performance or other bonuses earned based on performance or service in periods ending on or prior to December 31, 2012, (i) in accordance with the respective terms of the applicable Company Benefit Plan as in effect as of and the awards granted thereunder as of the Closing Date; (ii) to the extent not already paid as of the Closing Date; (iii) in amounts as disclosed to Parent prior to the Closing Date; and (iv) so long as the metrics for the first half of fiscal year 2013 Consolidated Operating Plan is substantially similar to the Consolidated Operating Plan for the second half of fiscal year 2012.

(b) Prior to the Closing, the Company shall take the necessary action to terminate its 401(k) plan effective as of the Closing Date. Upon request of an employee of the Company and to the extent permitted by the Company’s 401(k) plan and applicable law, Parent shall permit the direct rollover of cash account balances and any notes evidencing an outstanding plan loan or loans to the Parent’s 401(k) plan. The Company further agrees, upon Parent’s request (which request shall be made no less than ten (10) days prior the Effective Time), to take any and all actions required (including the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefit Plans immediately before but contingent upon the Effective Time.

(c) Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 5.8, (iii) limit the right of Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time, or, except as specifically provided in Section 5.8(a) above, (iv) require Parent or any of its Subsidiaries to provide any particular employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following the Effective Time or (v) obligate the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries to maintain any particular Company Benefit Plan.

Section 5.9 Special Meeting.

(a) Subject to Section 1.5, the Company will take all action necessary in accordance with applicable law and the Company Charter and the Company By-laws to convene as promptly as reasonably practicable after the date hereof the Special Meeting and shall submit this Agreement, the Merger and the other transactions contemplated hereby for approval of the stockholders of the Company at such meeting or any adjournment thereof.

(b) Subject to Section 5.2, the Company, through the Board of Directors of the Company, shall recommend that the stockholders of the Company vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby and the approval of this Agreement at the Special Meeting or any adjournment thereof.

(c) The Company shall advise Parent on a daily basis commencing ten (10) Business Days prior to the Special Meeting, or as otherwise reasonably requested by Parent, as to the aggregate tally of the proxies and votes received in respect of stockholder approval of this Agreement, the Merger and the other transactions contemplated hereby and all other matters to be considered at the Special Meeting, in each case to the extent that the Company has such information readily available or can obtain it without undue effort or expense.

Section 5.10 Certain Indebtedness. Prior to, or simultaneous with, the Closing, the Company shall deliver to Parent an appropriate payoff letter regarding the Company’s Credit Agreement, dated August 8, 2011, with RBS Citizens, N.A. (“RBS”) and shall have made arrangements reasonably satisfactory to Parent for RBS to deliver all related Lien releases to Parent upon the payoff of all such Indebtedness.

Section 5.11 Tax Efficiency. The Company shall, and shall cause its Subsidiaries to, cooperate in good faith with Parent and Merger Sub and take those reasonable actions as the Company deems appropriate in its sole and absolute discretion (to be effective as of or immediately prior to the Effective Time), in order to effectuate the transactions in the most Tax efficient manner to Parent and Merger Sub.

Section 5.12 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 5.13 Confidentiality; Non-Solicitation of Employees. The parties hereto acknowledge and agree that in the event of termination of this Agreement as provided in Section 7.1, the non-disclosure and non-solicitation obligations contained in that certain letter agreement, dated April 2, 2012, between Parent and the Company shall remain in full force and effect pursuant to the terms thereof.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted and the Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the holders of Company Common Stock.

(b) Statutes and Injunctions; Governmental Consents. No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, or issued or be applicable to the Merger by any Governmental Entity which (i) prohibits, or imposes any material limitations on, Parent’s ownership or operation of its or its Subsidiaries’ businesses or assets, or Parent’s or the Surviving Corporation’s ownership or operation of the Company’s and its Subsidiaries’ businesses and assets, (ii) prohibits, restrains, or makes illegal the consummation of the Merger, or (iii) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of the Surviving Corporation, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (i), (ii), or (iii); provided that the parties hereto shall use all reasonable efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted or any such action or proceeding to be dismissed; and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

(c) Competition Acts. All applicable waiting periods (and any extensions thereof) under the HSR Act and under any similar foreign antitrust or competition laws and regulations applicable to the Merger shall have expired or terminated or where applicable, approvals will have been obtained.

Section 6.2 Condition to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by Parent):

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date; provided that the condition in this Section 6.2(a) shall be deemed to have been satisfied even if any representations and warranties of Company are not true and correct unless the cumulative effect of the failure of such representations and warranties of the Company, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

(b) Covenants. The Company shall have performed or complied in all material respects with the obligations, agreements and covenants required by this Agreement to be performed or complied with by it prior to the Closing, or to the extent it has not so performed or complied and such nonperformance or noncompliance is curable, it shall have cured such nonperformance or noncompliance within thirty (30) days following its receipt of reasonably specific notice thereof from Parent; provided that any breach of Section 5.2 shall not be deemed curable pursuant to this Section 6.2(b)).

(c) Company Stock-Based Plans. The Company and its Board of Directors shall have taken the actions, if any, with respect the Company Stock Rights, Company Restricted Shares, Company Stock-Based Plans and Employee Stock Purchase Plans set forth in Section 2.4 hereof.

(d) FIRPTA Certificate. The Company shall have delivered a certificate described in Treasury Regulations Section 1.1445-2(c)(3), in form and substance reasonably acceptable to Parent, certifying that the Company Common Stock is not a U.S. real property interest.

(e) Retention Agreements. Each of the Retention Agreements shall not have been amended, altered or repealed (without the written consent of Parent) and shall be effective as of the Closing in accordance with the terms of each agreement existing as of the date hereof.

Section 6.3 Condition to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions (which may be waived in whole or in part by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date; provided that the condition in this Section 6.3(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not true and correct unless the cumulative effect of the failure of such representations and warranties of Parent and Merger Sub, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Parent Material Adverse Effect.

(b) Covenants. Each of Parent and Merger Sub shall have performed or complied with in all material respects with the obligations, agreements and covenants required by this Agreement to be performed or complied with by them prior to the Closing or to the extent Parent or Merger Sub has not so performed or complied and such nonperformance or noncompliance is curable, it shall have cured such nonperformance or noncompliance within thirty (30) days following its receipt of reasonably specific notice thereof from the Company.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a) by the mutual written consent of Parent and the Company;

(b) by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (including each of the Merger and the Stockholders’ Agreement) and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to challenge such order, decree, ruling or other action; or

(ii) if the Effective Time shall not have occurred on or before December 31, 2012 (the “Outside Date”); provided, however, that a party hereto may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time provided, further, that the Outside Date shall be extended day-by-day for each day during which any party hereto shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining, or otherwise prohibiting the consummation of the Merger; and provided, further, however, that the Outside Date shall not be extended past March 31, 2013, as a result of the operation of the immediately preceding proviso;

(c) by the Company:

(i) if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders at which a quorum of stockholders was present in person or by proxy or at any adjournment thereof;

(ii) if the Company exercises its rights described in clauses (xx) or (yy) of Section 5.2(b)); provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 7.3; or

(iii) if the representations and warranties of Parent or Merger Sub set forth in this Agreement fail to be true and correct such that the condition set forth in Section 6.3(a) cannot be satisfied, or either Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any material obligation, agreement, or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within thirty (30) Business Days after the Company gives written notice of such inaccuracy or breach to Parent, except, in the case of the failure of any representation or warranty, for changes specifically permitted by this Agreement, for those representations and warranties that address matters only as of a particular date and are true and correct as of such date, and for such failures as do not individually or in the aggregate have a Parent Material Adverse Effect; or

(d) by Parent:

(i) if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

(ii) if the Board of Directors of the Company or any committee thereof (a) shall have withdrawn, qualified, or modified, or proposed publicly to withdraw, qualify, or modify, in a manner adverse to Parent, its adoption, approval or recommendation of this Agreement, the Merger, or any other transactions contemplated hereby, or (b) shall have approved or recommended, or proposed publicly to approve or recommend, or taken a neutral position with respect to, any Takeover Proposal, (c) shall have resolved to take any of the foregoing actions, or (d) shall have failed to affirm its approval or recommendation of this Agreement and the Merger within five (10) Business Days of a request to do so by Parent, or ten (10) Business Days in the event of a tender offer; or

(iii) if the representations and warranties of the Company set forth in this Agreement fail to be true and correct such that the condition set forth in Section 6.2(a) cannot be satisfied, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it which failure, inaccuracy or breach cannot be cured or has not been cured within thirty (30) Business Days after Parent gives written notice of such inaccuracy or breach to the Company, except, in the case of failures of any representations or warranties, for (i) changes specifically permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date and are true and correct in all respects (if qualified as to materiality), or in all respects (if not so qualified) as of such date, and (iii) such failures as do not individually or in the aggregate have a Company Material Adverse Effect.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 5.13, 7.2, 7.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11 hereof) shall forthwith become null and void, and there shall be no liability on the part of Parent, or Merger Sub, or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section 7.2 shall relieve any party hereto of any liability resulting from a breach prior to any such termination of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

Section 7.3 Expenses; Termination Fee.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely by the party hereto that has incurred such fees and expenses. For the sake of clarity, the cost of preparing printing, and mailing the Proxy Statement and the preliminary proxy statement shall be borne by the Company.

(b) In the event that (i) this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i) or (ii) the Termination Fee is due and payable to Parent pursuant to the circumstances described in Section 7.3(c), then the Company shall promptly pay Parent an amount equal to all reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (not to exceed $1,000,000 in the aggregate).

(c) In the event that: (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i) hereof, and within one (1) year of such termination, the Company enters into a legally binding agreement or series of agreements for the sale of more than 50% of its capital stock or assets to one or more third parties other than Parent or its Subsidiaries; (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or is terminated by the Company pursuant to Section 7.1(c)(ii), or (iii) the Company terminates or materially breaches this Agreement in order to accept any Takeover Proposal, then the Company shall pay to Parent within one (1) Business Day of such termination (or in the case of subclause (c)(i) upon the entry of such agreements or series of agreements), a termination fee equal to $10,500,000 (the “Termination Fee”), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3(c) regardless of any alleged breach by Parent of its obligations hereunder; provided that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof; and provided further, that the Termination Fee and any reimbursement of expenses due pursuant to Section 7.3(b) hereto, if paid, shall be in lieu of any other damages that could otherwise be recovered by Parent or Merger Sub from the Company arising from such breach (to the extent that the Company has complied with its obligations under Section 5.2 hereof), all of which Parent and Merger Sub hereby irrevocably waive and relinquish in exchange for the right to receive the Termination Fee and any reimbursement of expenses due pursuant to Section 7.3(b) hereto.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification, or supplement of this Agreement shall be made following the approval of this Agreement by the stockholders unless, to the extent required by this Agreement or by applicable law, approved by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto and contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of the first sentence of Section 8.1, waive compliance by the other parties hereto with any of the agreements, covenants, or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.3 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, or agreements in this Agreement or in any schedule, instrument, other than (i) the obligations of Parent and the Surviving Corporation under Sections 5.7, 5.8, and 5.12 (ii) Sections 8.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, and 8.11, or (iii) the obligations of all parties hereto under Section 5.12 or under any other document delivered pursuant to this Agreement, shall survive the Effective Time.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360

Attention: Melanie S. Cibik

Telephone No.: (805) 373-4605

Telecopier No.: (805) 373-4610

with a copy to:

McGuireWoods LLP

625 Liberty Avenue

23rd Floor, EQT Plaza

Pittsburgh, PA 15222

Attention: Scott E. Westwood

Telephone No.: (412) 667-7989

Telecopier No.: (412) 402-4191

(b)	if to the Company, to:

LeCroy Corporation

700 Chestnut Ridge Road

Chestnut Ridge, NY 10977

Attention: Thomas H. Reslewic, Chief Executive Officer

Telephone No.: (845) 578-6022

Telecopier No.: (845) 578-5989

with a copy to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attention: Brian Keeler

Telephone No.: (617) 951-8736

Telecopier No.: (617) 428-6324

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, the parties hereto will confirm facsimile transmission by signing a duplicate original document.

Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as otherwise provided in Section 5.7, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Section 5.7 is intended for the benefit of, and shall be enforceable by, each Indemnified Party (and his or her heirs and representatives).

Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that the Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.10 Definitions; Headings; Interpretation.

(a) Capitalized terms used in this Agreement but not otherwise defined below are defined in the sections of this Agreement as referenced in Annex A.

(b) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(c) “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(d) The words “hereby”, “herein”, “hereof, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and the Company Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph, or clause in which such word appears.

(e) “Affiliate” shall have the meaning set forth in Rule 12(b)-2 under the Exchange Act.

(f) “Key Employees” means Thomas H. Reslewic, Sean B. O’Connor, David Graef, Roberto Petrillo, Conrad J. Fernandes, Corey L. Hirsch. Andrew Schmit, and Jason LeBeck.

(g) “Knowledge” and “known” mean the actual knowledge after reasonable inquiry of the executive officers of the Company.

(h) References to Articles, sections, subsections, or clauses shall, unless otherwise indicated, be references to the respective Articles, sections, subsections, and clauses of this Agreement.

(i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(j) Any reference herein to any contract, agreement, or other obligation being in full force and effect, valid, binding, and/or enforceable, or to similar effect, shall be interpreted as being qualified to the extent that such attributes (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) are subject to general principles of equity.

(k) All information set forth in the Company Disclosure Schedule will be deemed to qualify each representation and warranty set forth in Article III hereof (i) that is specifically identified (e.g., by inclusion in or cross-reference to the section of the Company Disclosure Schedule corresponding to such representation or warranty or otherwise) as being qualified by such information, or (ii) with respect to which the relevance of such information is reasonably apparent.

Section 8.11 Enforcement; Venue.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court (i) of the State of Delaware or of the United States District Court located in the State of Delaware or (ii) of the State of New York located in the Borough of Manhattan in the City and State of New York or of the United States located in the Southern District of New York. The jurisdiction of the foregoing courts shall be exclusive in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and no party hereto will attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this section in any such action or proceeding by mailing copies thereof by registered United States mail, return receipt requested, to its address as specified in Section 8.4. However, the foregoing shall not limit the right of a party hereto to effect service of process by any other legally available method.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily, and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.11.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Dr. Robert Mehrabian
Name:	Dr. Robert Mehrabian
Title:	Chairman, President and Chief Executive Officer

LUNA MERGER SUB, INC.

By:	/s/ Melanie S. Cibik
Name:	Melanie S. Cibik
Title:	Vice President, Associate General Counsel and Assistant Secretary

LECROY CORPORATION

By:	/s/ Thomas H. Reslewic
Name:	Thomas H. Reslewic
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX A

Defined Terms

Term	Section Reference
Affiliate	Section 8.10(e)
Agreement	Preamble
Bid	Section 3.28(f)
Business Day	Section 1.3
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Change of Recommendation	Section 5.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 3.16(d)
Company	Preamble
Company Benefit Plans	Section 3.11(a)
Company By-laws	Section 3.1(a)
Company Charter	Section 1.1
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.1(a)
Company Employees	Section 5.8(a)
Company IP Agreements	Section 3.17(d)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.19(a)
Company Preferred Stock	Section 3.2(a)
Company Restricted Share	Section 2.4(b)
Company Stock Right	Section 2.4(a)
Company Stock-Based Plans	Section 2.4(a)
Company Stockholder Approval	Section 3.3(a)
Confidentiality Agreement	Section 5.2(a)
Copyrights	Section 3.17(a)
DGCL	Section 1.1
DGCL Appraisal Rights Provisions	Section 2.3(a)
Dissenting Shares	Section 2.3(b)
Effective Time	Section 1.2
Employee Stock Purchase Plans	Section 2.4(c)
Environmental Laws	Section 3.13(a)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)
Exchange Act	Section 3.4(a)
FCPA	Section 3.27
Financial Advisor	Section 3.6
Foreign Plan	Section 3.11(m)
GAAP	Section 3.5(b)
Government Contract	Section 3.28(e)
Governmental Entity	Section 3.4(a)
Grant Date	Section 3.2(f)
HSR Act	Section 3.4(a)
Indebtedness	Section 3.30(b)
Intellectual Property Rights	Section 3.17(a)
Key Employees	Section 8.10(f)
Knowledge	Section 8.10(g)

Annex A - 1

Term	Section Reference
Leased Real Property	Section 3.18(a)
Leases	Section 3.18(a)
Liens	Section 3.2(b)
Mask Works	Section 3.17(a)
Material Adverse Effect	Section 3.1(a)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.1
NASDAQ	Section 3.2(e)
Outside Date	Section 7.1(b)(ii)
Owned Real Property	Section 3.18(b)
Parent	Preamble
Parent Material Adverse Effect	Section 4.3(a)
Patents	Section 3.17(a)
Paying Agent	Section 2.2(a)
Person	Section 2.2
Permitted Liens	Section 3.2(b)
Proxy Statement	Section 1.5(a)(ii)
RBS	Section 5.10
Recent SEC Documents	Section 3.5(c)
Retention Agreements	Recitals
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 1.5(a)(ii)
SEC Documents	Section 3.5(a)
SEC Financial Statements	Section 3.5(b)
Secretary of State	Section 1.2
Section 409A	Section 3.11(n)
Securities Act	Section 3.5(a)
Series B Stock	Section 3.2(a)
Series C Stock	Section 3.2(a)
Shares	Recitals
Software	Section 3.17(a)
Special Meeting	Section 1.5(a)(i)
Stock Right Termination Consideration	Section 2.4(a)
Stockholders	Recitals
Stockholders’ Agreement	Recitals
Subsidiary	Section 3.1(b)
Superior Proposal	Section 5.2(f)(ii)
Surviving Corporation	Section 1.1(b)
Takeover Proposal	Section 5.2(f)(i)
Tax Return	Section 3.16(c)
Taxes	Section 3.16(b)
Termination Fee	Section 7.3(c)
Trademarks	Section 3.17(a)
Trade Secrets	Section 3.17(a)

Annex A - 2

EXHIBIT A

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”), dated as of May     , 2012, is made and entered into among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), LUNA MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), and the individual(s) listed under the heading “STOCKHOLDER” on the signature page hereof (each, a “Stockholder” and collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (“beneficial owner,” “beneficial ownership,” “beneficially,” and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including, without limitation, Rule 13d-3 under the Exchange Act)) of the number of shares of common stock, par value $0.01 (“Company Common Stock”), of LECROY CORPORATION (the “Company”) set forth opposite such Stockholder’s name of Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Stockholders, together with any shares of Company Common Stock acquired or beneficially owned by Stockholder after the date hereof, whether upon the exercise of options or other rights, the vesting of restricted stock, the conversion or exchange of convertible or exchangeable securities, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, together with all associated rights and interests, being collectively referred to as the “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested the Stockholders to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

STOCKHOLDERS’ REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 1.1 Authorization.

(a) Stockholder possesses the requisite power, authority and legal capacity to (i) execute, deliver and perform Stockholders’ obligations under this Agreement, (ii) to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as Stockholder’s Proxy (as defined below), and (iii) to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

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(c) There is no other beneficial owner of any of the Shares set forth opposite Stockholder’s name on Exhibit A hereto or other beneficiary or holder of any other interest in any of such Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

(d) Except as listed on Exhibit A hereto, Stockholder is not a party to any stockholder agreement, option agreement, purchase agreement, buy-sell agreement, right of first refusal or first offer, voting trust, proxy, or other contract with respect to the issuance, transfer or voting of any Company Common Stock (other than this Agreement).

Section 1.2 No Conflicts; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder’s assets are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, the Shares set forth opposite Stockholder’s name on Exhibit A hereto, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s assets are bound or affected, except in the case of clause (ii), for such matters as would not prevent or in any way impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

Section 1.3 Title to Shares. Stockholder is the sole beneficial owner of the Shares set forth opposite Stockholder’s name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement. As of the date hereof, Stockholder does not own, beneficially or of record, any other shares of Company Common Stock or any other equity interests of the Company, including without limitation any options or other rights to acquire Shares, other than as identified on Exhibit A hereto.

Section 1.4 Information for Offer Documents and Proxy Statement. None of the information relating to Stockholder and Stockholder’s affiliates provided in writing to the Company by or on behalf of Stockholder or Stockholder’s affiliates specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the U.S. Securities and Exchange Commission or is first published, sent or given to stockholders of the Company, or at the time of the special meeting of stockholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 1.5 Acknowledgment of No Claims. Stockholder acknowledges and agrees that it is not aware of any present or potential future disputes, controversies, demands, claims, rights, actions, and causes of action of every kind and nature involving or affecting the Shares or the Company, involving or relating to (i) any claim or right that Stockholder may assert or exercise in Stockholder’s capacity as a Stockholder, director, officer or employee of the Company or in any other capacity and (ii) any claim, right or cause of action based upon a breach of any express, implied, oral or written contract or agreement to which the Stockholder and Company are parties.

Section 1.6 Acknowledgment of No Broker Fees. Stockholder, on behalf of itself and Stockholder’s affiliates, acknowledges and agrees that neither it nor they shall be paid or shall otherwise be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

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ARTICLE II

STOCKHOLDER’S COVENANTS

Each Stockholder hereby covenants to Parent and Merger Sub as follows:

Section 2.1 Voting of Shares. Stockholder hereby irrevocably agrees that from the date hereof until the termination of this Agreement pursuant to Section 3.1 (the “Term”), at any meeting of the stockholders of the Company however called and in any action by written consent of the stockholders of the Company, in each case prior to the Effective Time, Stockholder shall vote (or direct the record owner of Stockholder’s Shares to vote) Stockholder’s Shares (i) in favor of the approval of the Merger and the adoption of the Merger Agreement and the other transactions contemplated thereby; (ii) if so directed by Parent, against any Takeover Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could reasonably be expected to result in any of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capital structure of the Company or any amendment to the Company’s corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated; and (iii) in favor of any other matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the stockholders of the Company or in any such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including, without limitation, documents enabling Parent and Merger Sub or their nominee(s) to vote Stockholder’s Shares directly. Each Stockholder hereby agrees to permit Parent and the Company to publish and disclose in any materials delivered to the stockholders of the Company in connection with the Merger Agreement, Stockholder’s identity and ownership of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 2.2 Proxy. Stockholder hereby revokes all prior proxies or powers of attorney with respect to any and all of Stockholder’s Shares. During the Term, Stockholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Term, as Stockholder’s true and lawful attorney and proxy (“Proxy”), for and in its name, place, and stead, in the Proxy’s discretion, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Stockholder as Stockholder’s Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the stockholders of the Company, including, without limitation, the right to sign its name as Stockholder (or to direct the record owner to sign its name as Stockholder) to any consent, certificate, or other document relating to the Company that the law of the State of Delaware might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

Section 2.3 Restrictions of Transfer; Proxies and Non-Interference.

(a) Stockholder hereby agrees, until the termination of this Agreement pursuant to Section 3.1 not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Stockholder’s Shares, (ii) grant any proxies, deposit any of Stockholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder’s Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impairing, or disabling Stockholder from timely and promptly performing Stockholder’s obligations under this Agreement.

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(b) Stockholder hereby agrees, if so requested by Parent, (i) that the Shares held by Stockholder shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy and (ii) that, subject to the terms of Section 2.3(a), such Stockholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Stockholder’s Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

Section 2.4 No Solicitation.

(a) During the Term, each Stockholder covenants and agrees not to, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any Person (other than from Parent or Merger Sub) relating to any transaction that constitutes a Takeover Proposal.

(b) During the Term, each Stockholder further covenants and agrees not to participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any Person (other than Parent or Merger Sub or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person (other than Parent and Merger Sub) to make or effect, any transaction that may constitute a Takeover Proposal.

(c) Each Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations of Stockholder and Stockholder’s agents or other representatives with any Person (other than Parent and Merger Sub) with respect to any of the foregoing. During the Term, each Stockholder shall notify Parent and Merger Sub promptly of any specific proposal or offer made to such Stockholder relating to a Takeover Proposal, or any substantive inquiry or contact made to such Stockholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact.

(d) Notwithstanding the foregoing, any Stockholder who is also an officer and/or a member of the board of directors of the Company, may, in such Stockholder’s capacity as an officer of the Company and/or a member of the Board of Directors of the Company, as the case may be, take such actions, if any, in such capacity or capacities as are permitted by Section 5.2 (No Solicitation) of the Merger Agreement.

Section 2.5 Mutuality. Each Stockholder agrees that the terms of this Agreement shall apply to any interest, spousal or otherwise, of such Stockholder in the Shares described in this Agreement as being owned by the other Stockholder. The representations, warranties, and covenants of the Stockholders made in this Agreement are joint and several.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof, (ii) the Effective Time, or (iii) March 31, 2013. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

Section 3.2 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (i) they have read this Agreement; (ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (iii) they understand the terms and consequences of this Agreement; and (iv) they are fully aware of the legal and binding effect of this Agreement.

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Section 3.3 Definitions. Terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement, as it may be amended from time to time.

Section 3.4 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 3.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) upon confirmation of receipt of facsimile transmission, or (iii) upon confirmed delivery by a standard overnight courier, to the following address or to such other address that a party hereto might later specify by like notice:

(a)   If to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

1049 Camino Dos Rio

Thousand Oaks, CA 91360

Attention: Melanie S. Cibik

Telecopier No.: (805) 373-4605

with a copy to:

McGuireWoods LLP

625 Liberty Avenue

23rd Floor, EQT Plaza

Pittsburgh, PA 15222

Attention: Scott E. Westwood

Telecopier No.: (412) 402-4191

(b)   If to Stockholder, to the address for notice set forth on Exhibit A hereto.

with a copy to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attention: Brian Keeler

Telecopier No.: 617-951-8736

Section 3.6 Severability. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

Section 3.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect thereto.

Section 3.8 Assignment. No party hereto may assign or delegate this Agreement or any right, interest, or obligation hereunder; provided, however, that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; and provided, further, that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

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Section 3.9 No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

Section 3.10 Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

Section 3.11 Further Assurance. Each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.12 Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

Section 3.13 No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its respective obligations hereunder, or the existence of any custom or practice of the parties hereto at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 3.14 Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement at law, or in equity.

Section 3.15 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to provisions thereof relating to conflicts of law. Each of the parties hereto, hereby submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof.

Section 3.16 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 3.17 Headings. The descriptive headings contained in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.18 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, each party hereto will confirm facsimile transmission by signing a duplicate original document.

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Section 3.19 Press Releases. No press release or public announcement concerning the Merger Agreement, this Agreement or the transactions contemplated hereby shall be made by Stockholder or by Stockholder’s affiliates or representatives (other than the Company) without advance approval thereof by Parent.

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IN WITNESS WHEREOF, the parties hereto have each caused this Stockholder Agreement to be executed in a manner sufficient to bind them as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:________________________________
Name:________________________________
Title:________________________________

LUNA MERGER SUB, INC.

By:_________________________________
Name:________________________________
Title:________________________________

STOCKHOLDER

Name:_________________________________
Address:________________________________
_________________________________

ACKNOWLEDGED AND AGREED:

Signature Of Stockholder’s Spouse (as applicable)

[SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

EXHIBIT A

Name of Beneficial and Record Owner	Company Common Stock	Stock Options	Restricted Stock	Stock Appreciation Rights